Exhibit 99.(e)(9)

AMENDMENT TO RIGHTS AGREEMENT

This Amendment to the Rights Agreement (the “Amendment”), dated as of February 23, 2007, is entered into by and between Bairnco Corporation, a Delaware corporation (the “Company”), and Computershare Investor Services, LLC, a Delaware company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of June 22, 2006 (the “Agreement”);

WHEREAS, the Company wishes to amend the Agreement; and

WHEREAS, Section 27 of the Agreement provides, among other things, that prior to any Person’s becoming an Acquiring Person (as defined in the Agreement) the Company may, and the Rights Agent shall, if the Company so directs, amend any provision of the Agreement without the approval of any holders of certificates representing common shares of the Company.

NOW, THEREFORE, the Company and the Rights Agent hereby amend the Agreement as follows:

1.

Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Agreement.

2.

Section 1(s) of the Agreement is hereby amended by adding the following at the end of the first sentence thereof immediately prior to the period:

“or (with respect to acquisitions of Beneficial Ownership of the Common Stock pursuant to a Permitted Event only) Purchaser, Merger Sub and their respective Affiliates and Associates.”

3.

Section 1(jj) is hereby amended to add the following at the end thereof immediately prior to the period:

“( but shall not include a public announcement or communication with respect to an acquisition of Beneficial Ownership of Common Stock by Purchaser, Merger Sub or any of their respective Affiliates or Associates as a result of any Permitted Event)”.

4.

Section 1 of the Agreement is hereby further amended by inserting the following defined terms after Section 1(nn):

a.

“(oo)  “Purchaser” shall mean Steel Partners II, L.P., a Delaware limited partnership.”

b.

“(pp)  “Merger Sub” shall mean BZ Acquisition Corp., a Delaware corporation.”

c.

“(qq)  “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of February 23, 2007, as the same may be amended from time to time, by and among the Company, Purchaser and Merger Sub.”

d.

“(rr)  “Permitted Event” shall mean the execution and delivery of the Merger Agreement and the Tender and Support Agreement, the performance of any obligation thereunder, and the consummation of any one or more of the transactions contemplated thereby, including, without limitation, the Merger (as defined in the Merger Agreement) and the Offer (as defined in the Merger Agreement), so long as the Offer is consummated in accordance with the terms of the Merger Agreement.”

e.

“(ss)  “Tender and Support Agreement” shall mean the Tender and Support Agreement, dated as of February 23, 2007, as the same may be amended from time to time, by and among Purchaser and the holders of Common Stock listed on Annex I thereto.”

5.

Section 3(a) of the Agreement is hereby amended to add the following at the end of the first sentence thereof immediately prior to the period:

“; provided, however, that, notwithstanding anything in this Agreement to the contrary, (x) the acquisition of Beneficial Ownership of Common Stock by Purchaser, Merger Sub or any of their respective Affiliates or Associates as a result of any Permitted Event shall not constitute or result in the occurrence of the Distribution Date and (y) no action taken by Purchaser, Merger Sub or any of their respective Affiliates or Associates on or prior to February 23, 2007 shall constitute or result in the occurrence of the Distribution Date”.

6.

Section 11(a)(ii) of the Agreement is amended to add the following at the end thereof immediately prior to the period:

“; provided, however, that, notwithstanding anything in this Agreement to the contrary, the acquisition of Beneficial Ownership of Common Stock by Purchaser, Merger Sub or any of their respective Affiliates or Associates as a result of any Permitted Event shall not constitute or result in the occurrence of a Section 11(a)(ii) Event”.

7.

Section 13(a) of the Agreement is amended to add the following at the end thereof immediately prior to the period:

“; provided, however, that, notwithstanding anything in this Agreement to the contrary, neither the Merger (as defined in the Merger Agreement) nor any other Permitted Event shall constitute or result in the occurrence of a Section 13 Event”.

8.

Section 25 of the Agreement is amended to add the following subsection (c) to read as follow:

“(c)

Notwithstanding anything in this Agreement to the contrary, neither the Merger (as defined in the Merger Agreement) nor any other Permitted Event shall constitute an event requiring notice under this Section 25.”

9.

The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

10.

Except as expressly amended hereby, all of the terms and provisions of the Agreement shall continue and remain in full force and effect, and each party confirms, ratifies and approves each and every one of its obligations under the Agreement, as amended by this Amendment.

11.

This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

12.

This Agreement may be executed in any number of counterparts (including by facsimile) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

BAIRNCO CORPORATION

By: /s/ Kenneth L. Bayne

Name:  Kenneth L. Bayne

Title:  Vice President Finance and Chief Financial Officer

COMPUTERSHARE INVESTOR SERVICES, LLC,
as Rights Agent

By: /s/ Dennis V. Moccio

Name:  Dennis V. Moccio

Title:  Director

CERTIFICATE

The undersigned, being a duly elected, qualified and acting officer of the Company, hereby certifies to the Rights Agent that the foregoing Amendment is in compliance with the terms of Section 27 of the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of February 23, 2007.

BAIRNCO CORPORATION

By:  /s/ Kenneth L. Bayne

Name:

  Kenneth L. Bayne

Title:

  Vice President Finance and

  Chief Financial Officer